Exhibit 23.2

CONSENT OF SRK CONSULTING (U.S.) INC.

The undersigned hereby states as follows:

We assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009,  (the Paredones Amarillos Gold Project has since been renamed the “Los Cardones Gold Project) (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

We hereby consent to the Summary Material and the reference to our name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Report, including the reference to Paredones Amarillos Gold Project (since renamed the Concordia Gold Project) included with such information, and the reference to our name as set forth above in the Form 10-K.

SRK Consulting (U.S.) Inc.

Date: March 7, 2013	By:	/s/ Terry Braun

Name: Terry Braun

Title: President